EXHIBIT 99.1

PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-96063
(To Prospectus dated March 12, 2002)


                           [B2B INTERNET LOGO OMITTED]


                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust



This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                           Name of Company(1)                         Ticker        Amounts    Trading Market
           -----------------------------------------------------      ------        -------    --------------
           Agile Software Corporation                                  AGIL            4       NASDAQ
           Ariba, Inc.                                                 ARBA           14       NASDAQ
           CheckFree Corporation                                       CKFR            4       NASDAQ
           Commerce One, Inc.                                          CMRC           1.2      NASDAQ
           FreeMarkets, Inc.                                           FMKT            3       NASDAQ
           Image X, Inc.                                               IMGX            1       NASDAQ
           Internet Capital Group, Inc.                                ICGE           15       NASDAQ
           Nexprise, Inc.                                              NXPS          0.133     NASDAQ
           Pegasus Solutions, Inc.                                     PEGS            2       NASDAQ
           QRS Corporation                                             QRSI            1       NASDAQ
           Retek, Inc.                                                 RETK            3       NASDAQ
           SciQuest, Inc.                                              SQST            3       NASDAQ
           VerticalNet, Inc.                                           VERT           0.6      NASDAQ

         ----------------
         (1) On October 22, 2002 PurchasePro.com, Inc. was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because PurchasePro.com, Inc. was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of PurchasePro.com, Inc. included in B2B Internet HOLDRS were distributed on November 1, 2002 at a rate of 0.008 shares of PurchasePro.com, Inc. per B2B Internet HOLDR. As a result, PurchasePro.com, Inc. is no longer represented in B2B Internet HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

            The date of this prospectus supplement is March 31, 2003.